DUPLICATE

Number: BC0968578

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that CANADIAN MINING CORP. changed its name to CHEMESIS INTERNATIONAL INC. on July 16, 2018 at 04:09 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On July 16, 2018

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada